EXHIBIT 2.3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into effective July 30, 2025 (the “Effective Date”), by and among Coosa Valley SNF Realty LLC, an Alabama limited liability company, or its nominee or assignee (the “Buyer”), and Coosa Nursing ADK LLC, a Georgia limited liability company (the “Seller”), and Regional Health Properties, Inc., a Georgia corporation (the “Guarantor”). For purposes of this Agreement, the Seller, the Guarantor, and the Buyer may be referred to as a “Party” and collectively, the “Parties.”

RECITALS:

A.
The Seller is the owner of the Real Property (as hereinafter defined) located at the 124 bed skilled nursing facility commonly known as Coosa Valley Health and Rehab, located at 513 Pineview Ave., Glencoe, AL 35905 (the “Facility”), and the Seller is owner of the Other Property (as hereinafter defined) located at the Facility;
B.
The Seller owns and leases the Facility (the “Business”);
C.
C.R. of Coosa Valley, LLC, a Georgia limited liability company (the “Old Operator”), is the licensed operator of the Facility;
D.
Subject to the terms and conditions set forth herein, the Buyer desires to purchase the Real Property (as hereinafter defined) and Other Property used in connection with the Facility from the Seller, and the Seller desires to sell the same; and
E.
The Buyer desires to lease, as lessor, the Facility to an affiliate of Buyer as the lessee and operator of the Facility (the “New Operator”), and certain operational matters not otherwise addressed herein shall be handled by an operations transfer agreement by and between the Old Operator and the New Operator (the “Operations Transfer Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS
1.01
Transfer of Assets.
(A)
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Seller shall sell and the Buyer shall buy, free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse Claims (as defined below), except for Permitted Exceptions (as hereinafter defined), all of the following assets, properties and rights (collectively, the “Transferred Assets”):
(1)
Real Property. All of the Seller’s right, title and interest in and to (i) the land described on Exhibit A (the “Land”), (ii) the Facility and any and all other fixtures and improvements erected thereon, (iii) the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land or any portion thereof, to the center line thereof, (iv) any rights of way, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land or any portion thereof and used in conjunction therewith, (v) any development rights appurtenant to the Land or any portion thereof, and (vi) any award or payment made or to be made in lieu of any of the foregoing or any portion thereof and any unpaid award for damage to the Land or any portion thereof (collectively, the “Real Property”), and
(2)
Other Property. All right, title and interest to all of the other assets owned by Seller located at the Real Property (the “Other Property”), including without limitation:
(a)
all tangible personal property (such as furniture, fixtures, equipment, and automobiles), but excluding any personal property being transferred to the New Operator as provided for in the Operations Transfer Agreement; and,
(b)
to the extent assignable by the Seller, all licenses, permits, certificates of authority, certificates of need, registrations, accreditations, and certificates of occupancy issued by any federal, state, municipal or local governmental authority relating to the use, maintenance or operation of the Facility, running to, or in favor of, the Seller (the “Governmental Authorizations”).
(B)
Any provision of this Agreement to the contrary notwithstanding, all of the assets listed on Schedule 1.01(B) shall be excluded from the Transferred Assets and retained by the Seller.
(C)
The Seller shall transfer the Transferred Assets to the Buyer pursuant to a warranty deed in substantially the form attached hereto as Exhibit B (the “Deed”), an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), and a Bill of Sale in substantially the form attached hereto as Exhibit D (collectively, the “Bill of Sale”). The Deed shall be subject only to (i) real estate taxes and assessments not yet due and payable; (ii) easements, restrictions and other conditions of record not objected to by Buyer pursuant to Section 4.07 herein; (iii) the rights of residents pursuant to their occupancy agreements; and (iv) applicable zoning and use laws and regulations and (v) the exceptions listed on Schedule 1.01(C) (collectively, the “Permitted Exceptions”).
(D)
At any time and from time to time after the Closing Date, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to transfer, convey and assign to the Buyer the Transferred Assets.
1.02
Purchase Price. In consideration for the transfer of the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement, the aggregate purchase price to be paid by the Buyer for the Transferred Assets shall be ten million six hundred thousand dollars ($10,600,000) (the “Purchase Price”), payable as follows:
(A)
Good Faith Deposit. Within three (3) Business Days following the Effective Date, Buyer shall deposit one hundred fifty thousand dollars ($150,000) (the “Initial

Deposit”) with Landmark Abstract Agency (the “Escrow Agent”) as a good faith deposit in connection with its obligations hereunder. Within three (3) Business Days following the expiration of the Due Diligence Period (as defined below), the Buyer shall deposit an additional one hundred fifty thousand dollars ($150,000) (the “Additional Deposit” and together with the Initial Deposit and the Extension Deposit (as defined below), if applicable, collectively, the “Good Faith Escrow”) with Escrow Agent as a good faith deposit in connection with its obligations hereunder. In the event that the transaction contemplated herein is closed, the Good Faith Escrow shall be applicable to the Purchase Price at the Closing.
(B)
Balance of the Purchase Price. The balance of the Purchase Price, as adjusted pursuant to this Agreement, shall be deposited in escrow with the Escrow Agent by wire transfer of immediately available funds. The funds deposited in escrow with the Escrow Agent shall be released at Closing as follows: (i) an amount required to pay off the New Operator’s Small Business Administration Economic Injury Disaster Loan shall be released to the lender to pay off such Economic Injury Disaster Loan in full and (ii) all remaining funds in escrow after paying off the loan shall be released by Escrow Agent to the Seller.
1.03
Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets purchased hereunder as set forth on Schedule 1.03, which shall be updated by the Parties and attached hereto prior to the Closing Date. The Seller and the Buyer each hereby covenant and agree that none of them will take a position on any income tax return, before any Governmental Authority, or in any judicial proceeding that is in any way inconsistent with the allocation set forth on Schedule 1.03. Each Party shall duly and timely file Form 8594 with its appropriate tax returns.
1.04
Taxes, Fees and Expenses Associated with Transfer of the Assets. The Seller shall be responsible for and shall pay: (a) the cost to prepare the Deed, (b) the cost to issue the title commitments, exam fees and the premium for the owner’s policy of title insurance and (c) one-half of the escrow fee. The Buyer shall pay for (x) all applicable conveyance fees, state and county transfer taxes, recordation taxes and all other similar taxes arising out of the consummation of the transactions contemplated hereby, (y) any endorsements to the owner’s policy of title insurance (other than a mechanic’s lien endorsement, if applicable, which shall be paid by the Seller), and (z) one-half of the escrow fee. The Seller shall be responsible for and shall pay any sales tax and any income tax of the Seller, if any, as a result of the transactions contemplated herein. Except as set forth in this Section 1.04, the Buyer and the Seller shall each pay its own costs incurred in connection with the transactions contemplated herein, including all attorneys’ fees and due diligence expenses.
1.05
Expense and Deposit Prorations.
(A)
All real estate and personal property taxes and assessments, franchise permit fees or “bed taxes”, telephone expenses and utility charges shall be apportioned between the Buyer and the Seller (or between the Seller or Old Operator and the New Operator pursuant to the Operations Transfer Agreement) as of 12:01 a.m. on the Closing Date, in accordance with the principle that the Seller (or Old Operator), as applicable, shall be responsible for all such expenses and obligations arising from the conduct of the Business or ownership of the Facility before such time, and the Buyer (or the New Operator), as applicable, shall be responsible for all such expenses and obligations arising from the conduct of the Business or ownership of the Facility after such time.
(B)
No later than ten (10) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a list (the “Closing Proration Schedule”) setting forth all such ongoing expenses associated with the operation of the Business, including expenses which have been prepaid by the Seller or Old Operator and expenses for goods or services received by or rendered to the Business which will not have been paid by the Seller or Old Operator as of the Closing Date, detailing each such expense in an itemized manner, with estimates for any expenses as to which definitive amounts are unavailable or incalculable at such time. The Closing Proration Schedule shall indicate which items are proposed to be prorated between the Old Operator and the New Operator under the Operations Transfer Agreement, and which items, if any, are proposed to be pro-rated between the Buyer and the Seller under this Agreement. The Buyer shall promptly review the Closing Proration Schedule to approve and/or provide comments to the same.
(C)
The sum of all prepaid expenses and unpaid expenses listed on the Closing Proration Schedule that are to be prorated between the Old Operator and the New Operator shall be prorated in accordance with the terms of the Operations Transfer Agreement.
(D)
The sum of all prepaid expenses and unpaid expenses listed on the Closing Proration Schedule that are to be prorated between the Seller and the Buyer, if any, shall be paid at the Closing by increasing or decreasing, as the case may be, the payment to be made by the Buyer to the Seller.
(E)
If any estimate of any expense arising from the conduct of the Business on the Closing Proration Schedule proves to be incorrect or was omitted from the Closing Proration Schedule (including amounts paid by the Seller or Old Operator relating to periods from and after the Closing Date and amounts paid by the Buyer or the New Operator relating to periods prior to the Closing Date), then the Seller, the Old Operator, the Buyer or the New Operator, as the case may be, shall reimburse the appropriate Party based upon the actual amount of the applicable expense, as indicated by actual invoices received or other appropriate documentation. Within ninety (90) days after the Closing Date, the Parties shall communicate and, if either Party so requests, meet, for the purpose of reconciling all such adjustments, and any net amount owed shall be paid promptly, and in any event within ten (10) days, after completion of such reconciliation.
ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as follows:

2.01
Organization and Qualification of the Seller. The Seller is a Georgia limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia. The nature of the Business or the Transferred Assets does not require the Seller to be licensed or qualified in any other jurisdictions other than Georgia and Alabama. Schedule 2.01 lists the address at which Seller manages the majority of its business operations and maintains its chief executive office as well as each other address at which Seller has any tangible personal property or maintains an office or any books or records relating to any of its real or personal property.
2.02
Corporate Power and Authority. The Seller has the limited liability power and authority to own and hold its properties and to carry on its business as now conducted. The Seller (a) has the limited liability power and authority to execute, deliver and perform this Agreement and the Exhibits and to deliver the Schedules hereto and the other documents and instruments contemplated hereby (collectively this Agreement, the Exhibits and Schedules hereto, and the other documents and instruments contemplated hereby shall constitute the “Documents”) and to consummate the transactions contemplated hereby and thereby and (b) has taken all necessary limited liability action to authorize and approve the execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Documents have been duly and validly executed and delivered by the Seller and constitute valid and binding obligations of the Seller, enforceable against Seller in accordance with their terms.
2.03
Validity, Etc. Neither the execution and delivery of this Agreement or the other Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents and such other agreements in compliance with the terms and conditions hereof and thereof by the Seller will: (i) violate, conflict with or result in any breach of any trust agreement, Certificate of Formation, bylaw, judgment, decree, ordinance, order, statute or regulation applicable to the Seller; (ii) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of the Seller or increase or otherwise affect the obligations of the Seller under any law, rule, regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to the Seller or to any of abilities to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or will be obtained in writing prior to the Closing Date and provided to the Buyer; (iii) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to the Seller; or (iv) result in the creation of any Claim upon the Transferred Assets.
2.04
Subsidiaries and Investments. The Seller has no subsidiaries nor does it own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, limited liability company, partnership, association, trust, joint venture or other entity.
2.05
Employment and Labor Matters. Seller does not have, and has never had, any employees.
2.06
Real Property.
(A)
The Seller has good and marketable fee simple title to the Real Property, free and clear of all mortgages, liens, defects, encumbrances, conditions, exceptions, restrictions or other matters affecting title, subject only to the Permitted Exceptions.

(B)
There are no pending or, to the Seller’s Knowledge, threatened condemnation actions or special assessments of any nature with respect to the Real Property.
(C)
The Seller has not received written notice of, and the Seller has no other knowledge of, any pending or contemplated material change in any regulation or private restriction applicable to the Real Property or any part thereof, any pending or threatened judicial or administrative action, any action pending or threatened in writing by adjacent landowners or other persons, or of any natural or artificial condition not disclosed to the Buyer in writing, materially adversely affecting the Real Property or any part thereof.
(D)
There are no parties in possession of any portion of the Real Property as lessees, tenants at sufferance or trespassers, other than Old Operator and the nursing home residents.
(E)
There are no material unpaid bills for services, labor or materials furnished to the Real Property or any portion thereof.
(F)
All utility services necessary for the proper operation of the Business are connected to the Real Property, including without limitation water supply and sanitary and storm sewer facilities, natural gas, electric and telephone facilities.
(G)
The Seller has not entered into any contract or agreement of any kind the performance of which by the other Party thereto would give rise to a lien on the Real Property other than Permitted Exceptions.
(H)
The Seller is not a foreign persons, as that term is defined in Section 1445 of the “Code” the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations.
(I)
The Seller has not violated, in connection with the use, ownership, maintenance or operation of the Real Property the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et. seq.; or the Fair Sellers Act of 1968, 42 U.S.C. 3601 et seq. To Seller’s Knowledge, the Facility is in substantial compliance with all requirements for participation in the Medicare and Medicaid Programs.
2.07
Powers of Attorney; Absence of Limitations on Competition, Guarantees. No power of attorney or similar authorization given by the Seller is presently in effect or outstanding. No contract or agreement to which the Seller is a party or is bound or to which the Seller’s properties or assets are subject limits the freedom of the Seller to compete in any line of business or with any Person.
2.08
Governmental Approvals. Except as set forth on Schedule 2.08, no registration or filing by the Seller with, or consent or approval of or other action by, any Governmental Authority is or will be necessary for the valid execution, delivery and performance by the Seller of this Agreement.
2.09
Compliance with Law; Licenses and Permits.

(A)
The Seller is in substantial compliance with all Legal Requirements applicable to it, its operations, properties, assets, products and services. Seller has not received any written notice or other written communication from any Governmental Authority or any other Person in connection with the Facility regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. There is no existing Legal Requirement, and the Seller has no Knowledge of any proposed Legal Requirement which would prohibit or materially restrict the Buyer from, or otherwise materially adversely affect the Buyer in, conducting the Business in the manner heretofore conducted by the Seller. To Seller’s Knowledge the Seller or Old Operator, as applicable, possess all franchises, permits, licenses, certificates and consents required from any Governmental Authority in order for the Seller to carry on the Business as currently conducted and to own and operate the Facility as now owned and operated. “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
(B)
Neither Seller nor any current member, officer, director or employee of Seller has been (i) sanctioned pursuant to the Anti-Kickback Statute (42 U.S.C. §§1320a-7a or 1320a-8), the False Claims Act (31 U.S.C. §3729 et seq.), the Stark Law (42 U.S.C. §1395nn), or the regulations promulgated pursuant to such statutes, or any related or similar federal, state or local statutes or regulations governing referrals, fraud, waste, and abuse in the healthcare industry (“Health Care Fraud and Abuse Laws”); or (ii) convicted of a criminal offense under the Health Care Fraud and Abuse Laws. To Seller’s Knowledge there are no pending or threatened Healthcare Fraud and Abuse Law investigations, proceedings, or actions (including any civil investigative demand, subpoena, or self-disclosure) involving Old Operator, any current member, officer, director or employee of Seller, or the Facility. Other than as set forth on Schedule 2.10(B), Seller has not received, within the last three (3) years, any notice (i) of the commencement of any proceeding under the Health Care Fraud and Abuse Laws or (ii) that the Facility, Seller, Old Operator, and/or any officer, director or employee of Seller or Old Operator is under investigation or involved in proceedings regarding the Health Care Fraud and Abuse Laws, including as a result of a self-disclosure. To Seller’s Knowledge Seller and its agents and representatives, and all agreements, arrangements, and operations of the Facility, have at all times been in material compliance with all of the Health Care Fraud and Abuse Laws.
(C)
Except as set forth on Schedule 2.10(C), neither Seller nor any current director, officer, or managing employee of Seller, is or has been party to a corporate integrity agreement, corporate compliance agreement, or other settlement agreement with the OIG, CMS, the United States Department of Justice, any state department of health, Medicaid, or similar state regulatory authority, or any state Attorney General, as a result of an alleged violation of any applicable law (and to Seller’s Knowledge neither the Facility nor the Transferred Assets are in any way subject to or liable with respect to any such corporate integrity agreement, corporate compliance agreement, or other settlement agreement). Neither Seller nor any current director, officer, contractor, vendor, or employee of Seller is listed on the OIG List of Excluded Individuals and entities, any state Medicaid exclusion list, or has been suspended, excluded, or otherwise limited from participating in the Medicare program or any other government reimbursement program.

(D)
Except as permitted by (or otherwise not in violation of) applicable law or regulation, neither of the Seller nor any of its members, directors, officers or employees is a party to any contract, lease agreement or other arrangement related to the Seller, Old Operator or the Business with any physician, physical or occupation therapist, health care facility, hospital, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for the Seller or Old Operator with respect to the Business, to provide services, lease space, lease equipment or engage in any other venture or activity.
2.10
Employee Benefits. Except as set forth on Schedule 2.11, none of Seller, Guarantor, or any ERISA Affiliate is or ever has been a party to, participates in, has participated in or has any liability or contingent liability with respect to any of the following: (i) any “employee welfare benefit plan” or “employee pension benefit plan” or “multiemployer plan” as those terms are respectively defined in sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”); (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, Section 125 bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, written or unwritten, which does not constitute an “employee benefit plan” (as defined in section 3(3) of ERISA); or (iii) any fringe benefit plans, as that term is defined in Section 6039D(d) of the Internal Revenue Code (collectively, the “Employee Plans”), and under no circumstances will Buyer have any liability with respect to any Employee Plan. None of Seller, Guarantor, or any ERISA Affiliate, has incurred any withdrawal liability, nor do any of them have any potential withdrawal liability. None of Seller, Guarantor, or any of its ERISA Affiliates has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)) or a plan that was ever subject to Sections 412 or 430 of the Code, or Part 3 of Title I of ERISA, and under no circumstances will Buyer have any liability with respect to any Employee Plan maintained by Seller, Old Operator or any ERISA Affiliate, regardless of whether such Employee Plan relates to the employees of Seller or Old Operator. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.
2.11
Fixed Assets. The Seller has good and marketable title to all of its owned fixed assets, free and clear of all Claims except for Permitted Exceptions.
2.12
Insurance. The Seller is, and will be through the Closing Date, insured with insurers in respect of its properties, assets and businesses as set forth on the attached Schedule 2.13. Schedule 2.13 lists the insurance coverage carried by the Seller, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date. The Seller: (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion; (ii) has not received notice of cancellation or non-renewal of any such policy or binder; (iii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder; (iv) has not received notice of any insurance premium which will be materially increased in the future; and (v) is not aware of any insurance premium which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than forty-five (45) days, or as to which the insurer has disclaimed liability.
2.13
Outstanding Contracts. Seller is not a party to any material contracts related to the Facility other than the lease with the current operator of the Facility.
2.14
Intangible Property. Except for commercial software licensed for use on personal computers, the Seller owns the entire right, title and interest in and to all intangible property used in the operation of the Facility (collectively, “Intangible Property”). There have not been and are no pending or, to the Seller’s Knowledge, threatened proceedings or litigation or other adverse Claims affecting or with respect to the Intangible Property.
2.15
Proprietary Information of Third Parties. No third party has claimed or, to the Seller’s Knowledge, has reason to claim that any Person employed by or consulting with the Seller (“Related Person”) has: (i) violated any of the terms or conditions of such person’s employment, non-competition or non-disclosure agreement with such third party; (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Seller which suggests that such a claim might be contemplated. No Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no Related Person has violated any confidential relationship which such Person may have had with any third party, in connection with the development or sale of any service of the Seller and the Seller has no reason to believe there will be any such employment or violation.
2.16
Taxes. All federal, state, local and foreign tax returns and tax reports required to be filed by the Seller on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all taxes shown as due in connection therewith have been paid. All taxes (including, without limitation, income, accumulated earnings, property, sales, use, franchise, excise, license, value added, fuel, employees’ income withholding social security taxes, and franchise permit fee or “bed taxes”) which have become due or payable or are required to be collected by the Seller or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected in the Seller’s books and records in accordance with generally accepted accounting principles on or prior to the Closing Date. All deposits required by law to be made by the Seller with respect to employees’ withholding taxes have been duly made, and, as of the Closing Date, all such deposits due will have been made. No examination of any tax return of the Seller is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such tax return.
2.17
Litigation. Except as set forth on Schedule 2.17, there is no: (i) Claim pending or, to the Seller’s Knowledge, threatened against or affecting the Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, including, without limitation, Claims under the False Claims Act (31 U.S.C. § 3729 et seq.); (ii) arbitration proceeding pending relating to the

Seller; or (iii) governmental inquiry pending or threatened against or involving the Seller. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the Seller by any court, governmental agency or arbitration tribunal against the Seller. The Seller is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Seller pending or threatened in writing against others.
2.18
Environmental Matters.
(A)
Laws and Hazardous Substances. For purposes of this Agreement, the term “Environmental Law(s)” shall mean any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Substance, as now or at any time hereafter in effect. For purposes of this Agreement, the term “Hazardous Substance(s)” shall have the meaning ascribed in any Environmental Law to any hazardous, toxic or dangerous waste, substance, pollutant or material, whether liquid, solid or gaseous, and in any event shall include all substances identified or characterized as “hazardous substances,” “hazardous wastes,” “pollutants,” or “contaminants” in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. and the regulations promulgated thereunder (as amended from time to time); the Clean Air Act, 42 U.S.C. 7401, et seq. and the regulations promulgated thereunder (as amended from time to time); the Resource, Conservation and Recovery Act, 42 U.S.C. 6901 et seq. and the regulations promulgated thereunder (as amended from time to time); or the Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq. and the regulations promulgated thereunder (as amended from time to time); any other material, waste, pollutant, contaminant or substance designated as hazardous, toxic or dangerous by Congress or by the United States Environmental Protection Agency (EPA) or by any federal, state, or local statute, law, code, ordinance, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous material, waste, pollutant, contaminant or substance, as such statutes, laws, ordinances, codes, rules, regulations or decrees are now or at any time hereafter in effect; and oil, oil waste, and used oil as those terms are defined in the Clean Water Act, 33 U.S.C. 1251 et seq. and the regulations promulgated thereunder (as amended from time to time).
(B)
Compliance with Environmental Laws. The Seller has not violated any Environmental Laws, in any material manner, in connection with the use, ownership, lease, maintenance or operation of the Real Property. Any and all environmental permits, licenses or approvals required by any Environmental Law pertaining to the Real Property are attached hereto as Schedule 2.19.
(C)
Absence of Hazardous Substances. Neither the Seller nor any other Person within the Seller’s control has ever caused or permitted any Hazardous Substance to be placed, held, located or disposed of on, under or at the Real Property nor any part thereof in violation of any Environmental Law and neither the Real Property nor any part thereof has ever been used by the Seller or, to Seller’s Knowledge, by any other person as a dump site or storage site, whether permanent or temporary, for any Hazardous Substance.

(D)
Tanks. Except as set forth on Schedule 2.19(E), to the Seller’s Knowledge, there are not now, nor have there ever been, tanks or other facilities on, under, or at the Real Property which contained materials which, if known to be present in soils or groundwater, would require cleanup, removal or some other remedial action.
2.19
Broker’s or Finder’s Fees. Other than Blueprint Health Care Real Estate (the “Broker”), no agent, broker, person or firm acting on behalf of the Seller is, or will be, entitled to any commission or broker’s or finder’s fees from the Seller or from any person controlling, controlled by or under common control with the Seller in connection with any of the transactions contemplated herein. The Seller shall be responsible for paying all amounts due to the Broker at the Closing.
2.20
Governmental Authorizations.
(A)
Except as set forth on Schedule 2.20(A), the Seller possesses all Governmental Authorizations that are required for its ownership of the Facility. The Seller is in compliance with all requirements of federal, state and local law and all applicable terms and requirements of each Governmental Authorization.
(B)
A correct and complete list of all required Governmental Authorizations is set forth on Schedule 2.21(B).
2.21
OFAC. The Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively hereinafter referred to as the “Orders”). Neither the Seller nor any of its Affiliates (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (ii) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iii) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. The Seller is not acting, directly or indirectly for, or on behalf of, any Person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated herein, directly or indirectly, on behalf of, any such Person, group, entity or nation.

2.22
PPP Loans. The Seller has not received any Paycheck Protection Program (“PPP”) loans or similar governmental aid or deferred any payroll taxes in connection therewith.
2.23
Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller (other than as a creditor) are pending or are being contemplated by the Seller, or to the Seller’s knowledge are being threatened against the Seller, and the Seller has made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows:

3.01
Organization. The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Alabama.
3.02
Power and Authority. The Buyer has the power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of the Documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited liability company action of the Buyer. The Documents to be executed and delivered by the Buyer have been duly executed and delivered by, and constitute the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms.
3.03
Validity, Etc. Neither the execution and delivery by the Buyer of this Agreement and the other Documents, the consummation by the Buyer of the transactions contemplated hereby or thereby, nor the performance by the Buyer of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will: (i) violate, conflict with or result in any breach of any trust agreement, articles of organization, operating agreement, judgment, decree, order, statute or regulation applicable to the Buyer; (ii) violate, conflict with or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which the Buyer is a Party; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer.
3.04
Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Buyer (other than as a creditor) are pending or are being contemplated by the Buyer, or to the Buyer’s Knowledge are being threatened against the Buyer, and the Buyer has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

3.05
Adequate Funds. Buyer has or will have at the Closing adequate funds available to it in order to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and thereunder.
ARTICLE IV.

COVENANTS AND AGREEMENTS
4.01
Efforts. The Seller and the Buyer shall each use commercially reasonable efforts to procure all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement and the Buyer’s ownership and operation of the Facility and the Business after the Closing Date.
4.02
Tax Returns. The Seller shall prepare and timely file, at its sole expense, all of its required tax returns relating to the Facility for all periods ending on or prior to the Closing Date.
4.03
Investigations. During the period beginning on the Effective Date and continuing for forty-five (45) days thereafter (the “Due Diligence Period”), the Seller shall give the Buyer and its employees, accountants, attorneys, agents, contractors, and other authorized representatives reasonable access during all reasonable times to all the premises, properties, books and records, and furnish the Buyer with such financial and operating data, analyses and other information of any kind respecting the Real Property as the Buyer shall reasonably request from time to time. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations. Seller agrees to cooperate with Buyer in its inspections, including, without limitation, completing the environmental questionnaire of Buyer’s environmental consultant to the best of Seller’s Knowledge. In the event the transactions contemplated herein are not finally consummated, the Buyer shall keep all such information confidential and shall not disclose such information, except that the Buyer may disclose any such information which is a public record, subsequently becomes known publicly or which the Buyer is required by law to disclose or which is disclosed in connection with the enforcement of Buyer’s rights under this Agreement. In the event that Buyer is not satisfied with the results of its investigations in Buyer’s sole and absolute discretion, then Buyer may terminate this Agreement by providing written notice to the Seller prior to the expiration of the Due Diligence Period, whereupon the Good Faith Escrow shall be returned to the Buyer and the Parties shall have no further rights or obligations hereunder. If the Buyer does not otherwise terminate this Agreement prior to the expiration of the Due Diligence Period, then, following such expiration, the Good Faith Escrow shall be non-refundable to the Buyer except as otherwise set forth herein. In exercising its rights pursuant to this Section 4.04, the Buyer and its representatives shall cause as little disruption or interference as is commercially reasonable to the operations of the Facility or the residents.
4.04
Notification of Litigation. The Seller shall provide the Buyer with prompt written notice, accompanied by a detailed description and analysis, of all Claims (whether actual or, to the Seller’s Knowledge, threatened and whether or not material) against or possibly involving the Seller or the Facility. The notification of any Claims shall include, without limitation, any adverse material change in or any litigation arising in connection with any item or matter reported on any schedule, exhibit or document delivered by the Seller to the Buyer in connection with this Agreement.

4.05
Payment of Liabilities. The Seller shall pay and satisfy in full all of the Seller’s obligations and liabilities, of any nature whatsoever, which accrue prior or subsequent to the Closing Date. Except as specifically provided for in this Agreement, Buyer shall not assume any liabilities or obligations of the Seller whatsoever, fixed or contingent, including liabilities related to or arising from Seller’s ownership of the Transferred Assets prior to the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, Buyer shall be solely responsible for all liabilities and obligations related to or arising from Buyer’s ownership of the Transferred Assets on or after the Closing Date.
4.06
Duty of Cooperation in Litigation. The Buyer agrees to reasonably cooperate, and cause the New Operator or any other tenant of the Facility to reasonably cooperate, with the Seller, its agents, attorneys, employees and other designated representatives, in the defense of any and all Claims brought against the Seller or the Facility arising prior to the Closing Date and for which the Seller has retained liability under the provisions of this Agreement. “Reasonably cooperate” as used in this Section 4.09 means, without limitation, that the Buyer, New Operator or Buyer’s other tenants will, at reasonable times and upon reasonable advance notice, provide to the Seller: (i) reasonable access, for inspection and copying at the Seller’s expense, to the medical, business and other records of any resident or employee involved in a Claim; (ii) reasonable access to current employees and their personnel files; (iii) reasonable access to the physical premises of the Facility and all equipment located thereon; (iv) the last known names and addresses of former employees along with reasonable access to former employee personnel files; (iv) reasonable access to other documents and information necessary for the defense of any Claim. The Seller shall pay the reasonable cost, if any, incurred by the Buyer, the New Operator or any tenants in its compliance with this Section 4.09.
4.07
Survey and Title Insurance. The Buyer: (a) may order a current ALTA survey (including such Schedule A items to the ALTA Survey as the Buyer shall reasonably require) of the Real Property (the “Survey”); and (b) shall order an ALTA title insurance commitment (the “Title Commitment”), issued by Landmark Abstract Agency (the “Title Company”), committing to issue to the Buyer an owner’s policy of title insurance with respect to the Real Property with such endorsements as may be required by the Buyer, including without limitation zoning and comprehensive endorsements (the “Title Policy”).

During the Due Diligence Period, the Buyer shall notify the Seller in writing of any encumbrances reflected on the Survey or the Title Commitment that do not constitute Permitted Exceptions and are not acceptable to the Buyer (the “Title Objections”). Buyer shall have five (5) Business Days following receipt of any amended or updated Title Commitment or Survey in which to provide updated Title Objections to Seller. The Seller shall have a period of five (5) Business Days after its receipt of notice of the initial, and any subsequent Title Objections within which to notify the Buyer of its election either to attempt to cure such Title Objections prior to the Closing or decline to attempt to cure such Title Objections. The Seller’s failure to give such notice on a timely basis shall be deemed its election to not attempt to cure such Title Objections. If the Seller elects to not attempt to cure such Title Objections, the Buyer may elect to terminate this Agreement in its entirety, and receive a return of the Good Faith Escrow, whereupon the Parties shall have no further rights or obligations hereunder. If the Buyer elects to close the transaction without the Seller’s agreement to cure such Title Objections, then such Title Objection shall be deemed waived and shall become a Permitted Exception hereunder. If the Seller elects to attempt to cure a Title

Objection, completion of such cure shall be a condition of Buyer’s obligation to consummate the Closing. Notwithstanding anything to the contrary herein, whether or not included in the Title Objections, the Seller shall be obligated to cure all encumbrances affecting the Real Property constituting (A) liens securing a mortgage, deed of trust or trust deed made by the Seller; (B) judgment liens against the Seller; (C) broker’s liens caused by the Seller; and (D) any mechanics’ liens or materialman’s liens caused by the Seller.

4.08
Environmental and Engineering Reviews. The Buyer may conduct or have conducted, at its own cost and expense, professional reviews with respect to the environmental and engineering condition of the Real Property (collectively, the “Reports”). In the event any condition set forth in the Reports is not satisfactory to the Buyer in the Buyer’s sole and absolute discretion, then the Buyer may terminate this Agreement by providing written notice to the Seller prior to the expiration of the Due Diligence Period, whereupon the Good Faith Escrow shall be returned to the Buyer and the Parties shall have no further rights or obligations hereunder.
4.09
Casualty; Condemnation.
(A)
If, prior to the Closing, all or any material part of the Facility (taken as a whole) is destroyed or materially damaged by fire or other casualty event, the Seller shall promptly notify the Buyer of such fact. In such event, the Buyer shall have the right to terminate this Agreement by giving notice thereof to the Seller not later than ten (10) days after receiving the Seller’s notice (and, if necessary, the Closing Date shall be extended until the second Business Day after the expiration of such ten-day period). If the Buyer elects to terminate this Agreement as aforesaid, the Good Faith Escrow shall be paid to the Buyer, whereupon, this Agreement shall terminate and be of no further force and effect and no party shall have any rights or obligations hereunder. If less than a material part of the Facility (taken as a whole) shall be affected or if the Buyer shall not elect to terminate this Agreement as aforesaid, Buyer shall be entitled, upon Closing, to all of the proceeds, if any, under the Seller’s insurance policies covering the Facility solely with respect to such damage or destruction. In additional, Seller shall indemnify Buyer for the cost to reasonably repair or remediate such damage or destruction in the event that Seller’s insurance policies do not fully cover such costs (including but not limited to any insurance policy deductible). For purposes hereof, “material” shall be deemed to mean a damage of more than Five Hundred Thousand and 00/100 Dollars ($500,000.00) to replace and/or repair.
(B)
If, prior to the Closing, all or any material part of the Facility (taken as a whole) is taken by condemnation or eminent domain (or becomes the subject of a pending condemnation or taking which has not yet been consummated), or the Facility becomes subject to an actual or proposed conveyance to a condemning authority in lieu of a condemnation, the Seller shall notify the Buyer of such fact promptly after obtaining knowledge thereof and the Buyer shall have the right to terminate this Agreement by giving notice thereof to the Seller not later than ten (10) days after the giving of the Seller’s notice (and, if necessary, the Closing Date shall be extended until the second day after the expiration of such ten-day period). If the Buyer elects to terminate this Agreement as aforesaid, the Good Faith Escrow shall be paid to the Buyer, whereupon, this Agreement shall terminate and be of no further force and effect and no party shall have any rights or obligations hereunder. If less than a material part of the Facility (taken as a whole) shall be affected or if the Buyer shall not elect to terminate this Agreement as aforesaid, the sale of the Facility shall be consummated as herein provided without any adjustment to the

Purchase Price (except to the extent of any condemnation award received by the Seller prior to the Closing) and the Seller shall assign to the Buyer at the Closing all of the Seller’s right, title and interest in and to all awards, if any, for the taking, and the Buyer shall be entitled to receive and keep all awards for the taking of such Facility or portion thereof. For purposes hereof, a “material part” shall be deemed to mean a taking of more than ten percent (10%) of the useable square footage of the Facility or which adversely affects access to the Facility or reduces the parking area by more than ten percent (10%).
ARTICLE V.

CONDITIONS TO THE BUYER’S OBLIGATIONS

The obligation of the Buyer to make deliveries to the Seller pursuant to Section 1.02 hereof and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by the Buyer in its sole discretion.

5.01
Consents. The Buyer and/or the New Operator, as applicable, shall have obtained all necessary licenses, certificates, permits, certificates of need, registrations, accreditations, certificates of occupancy and approvals (or assurances reasonably satisfactory to the Buyer that all such necessary licenses, certificates, permits, certificates of need, registrations, accreditations, certificates of occupancy and approvals shall be issued from all federal, state and local governmental, Medicare, Medicaid and other third Party payors, accreditation or regulatory agencies) as required to acquire, own, lease, maintain, manage and operate the Facility (and the Business) in the manner currently operated as of the Effective Date.
5.02
Closing Documents. The Seller shall have delivered to the Escrow Agent duly executed and acknowledged counterparts of the documents described in Section 7.02 and such other certificates, documents and instruments required by this Agreement.
5.03
Operations Transfer Agreement. The Old Operator and the New Operator shall have entered into the Operations Transfer Agreement, it shall be in full force and effect, the consummation of the transactions contemplated by the Operations Transfer Agreement shall have occurred simultaneously with the Closing under this Agreement.
5.04
Withdrawal and Assignment of Assumed Name. The Seller shall have delivered to the Buyer evidence satisfactory to the Buyer that the Seller has taken all necessary action to withdraw the Seller’s right to use the name of the Facility and assign such right to the Buyer.
5.05
Title Policy. The Title Company shall have issued and delivered to the Buyer the Title Commitment. The Title Company shall be committed, subject only to the payment of its visual customary premium at the Closing, to issue the Title Policy to the Buyer, insuring that fee simple title to the Real Property is vested in the Buyer.
5.06
Governmental Requirements. The Seller shall have furnished to the Buyer evidence reasonably satisfactory to the Buyer of compliance with all applicable, material zoning and subdivision requirements with respect to the Real Property.

5.07
Survey. The Buyer shall have received the Survey, showing the location of all improvements, encroachments, easements, setback lines, relation of the Real Property to rights-of-way, the perimeter of the Real Property, and containing a metes and bounds description of the Real Property. The Survey shall be of acceptable form to the Title Company to delete the survey exception to the Title Commitment and to provide a survey endorsement. If requested by the Buyer and required by the Title Company, the Seller shall execute a “no-change” affidavit sufficient with respect to a prior Survey for the Title Company to delete the survey exception to the Title Commitment and to provide a survey endorsement (the “No-Change Affidavit”).
5.08
Representations, Warranties and Covenants. The representations and warranties of the Seller herein contained (considered individually and collectively) shall be true in all material respects as stated herein, both when made and with the same effect as though made again as of the Closing Date except to the extent of changes permitted by the terms of this Agreement, and except that those representations and warranties that contain materiality qualifications and other qualifications based on the word “material” shall be required to be true and correct in all respects and not merely material respects. The Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by the Seller prior to the Closing Date. In addition, the Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, to such effect.
5.09
No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, survey, investigation or proceeding brought by any Person, corporation, governmental agency or other entity shall be pending or threatened, before any court or governmental body (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have a materially adverse effect on the condition, financial or otherwise, or prospects of the Facility. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting a Seller or the Business shall be pending, and the Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings and the Seller shall have delivered to the Buyer a certificate dated as of the Closing Date, to such effect.
5.10
Condition of Transferred Assets. Subject to Section 4.09, the Transferred Assets shall, at the Closing, be in substantially the same or better condition than they were on the Effective Date, normal wear and tear excepted.
ARTICLE VI.

CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligation of the Seller to transfer the Transferred Assets to the Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Seller in its sole discretion:

6.01
Purchase Price. The Buyer shall have delivered the Purchase Price to the Escrow Agent and shall have authorized and directed the Escrow Agent to pay the same to the Seller.
6.02
Closing Documents. The Buyer shall have delivered to the Escrow Agent duly executed and acknowledged counterparts of the documents described in Section 7.03 and such other certificates, documents and instruments required by this Agreement, and shall have authorized and directed the Escrow Agent to release the same to the Seller.
6.03
Representations, Warranties and Covenants. The representations and warranties of the Buyer herein contained (considered individually and collectively) shall be true in all material respects as stated herein, both when made and with the same effect as though made again as of the Closing Date except to the extent of changes permitted by the terms of this Agreement. The Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by the Buyer prior to the Closing Date. In addition, the Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, to such effect.
6.04
Operations Transfer Agreement. The Old Operator and the New Operator shall have entered into the Operations Transfer Agreement, it shall be in full force and effect and the consummation of the transactions contemplated by the Operations Transfer Agreement shall have occurred simultaneously with the Closing under this Agreement.
ARTICLE VII.

THE CLOSING AND CERTAIN CLOSING DOCUMENTS
7.01
Time and Place of Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by mail, or in person at such office as the Parties mutually agree, on or before the first business day of the first month following the date that is 30 days following the expiration of the Due Diligence Period, provided all of the conditions in Article V and Article VI have been satisfied (the “Closing Date”).
7.02
The Seller’s Closing Documents. At the Closing, the Seller will deliver or cause to be delivered to the Buyer the following:
(A)
All required consents of third Parties to the sale conveyance, transfer, assignment and delivery of the Transferred Assets;
(B)
A certificate of an officer or manager of the Seller certifying as of the Closing Date: (i) a true, correct, and complete copy of its Certificate of Formation and all amendments thereto as in effect on the Closing Date; (ii) a true, correct, and complete copy of the resolutions approved and adopted by the Seller authorizing and approving the execution, performance and delivery of this Agreement and the transactions contemplated by this Agreement; (iii) Certificates of Good Standing from the Secretary of State of Georgia, the Secretary of State of Alabama, and all other jurisdictions where the Seller is qualified to do business; and (iv) the incumbency of the duly authorized officers of the Seller;
(C)
The affidavits of the Seller certifying as to its non-foreign status in accordance with Section 1445(b)(2) of the Code;

(D)
The No-Change Affidavit, if requested by the Buyer and Title Company pursuant to Section 5.07;
(E)
The Deed duly executed by the Seller;
(F)
The Assignment and Assumption Agreement duly executed by the appropriate Seller(s);
(G)
The Bill of Sale duly executed by the Seller;
(H)
Reserved;
(I)
Tax clearance certificates issued by the applicable local, county and state governmental authorities showing that Seller does not currently have any outstanding audit assessment notices, tax delinquencies or bills;
(J)
a so-called owner’s affidavit in such form as will permit the Title Company to issue its title policy without exceptions for Parties-in-possession (other than the residents and New Operator) or mechanic’s liens or other so-called “standard exceptions” that are routinely deleted with a title affidavit; and
7.03
The Buyer’s Closing Documents. At the Closing, the Buyer will deliver or cause to be delivered to the Seller the following:
(A)
The Assignment and Assumption Agreement duly executed by the Buyer;
(B)
Reserved; and
(C)
All other documents, instruments and writings required to be delivered pursuant to this Agreement or otherwise required in connection herewith.
ARTICLE VIII.

TERMINATION
8.01
Events of Termination. Prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows:
(A)
by the mutual written consent of the Parties;
(B)
by the Seller upon a breach in any material respect of any covenant or agreement on the part of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have been materially breached or shall have been or become materially untrue;
(C)
by the Buyer upon a breach in any material respect of any covenant or agreement on the part of (i) the Seller set forth in this Agreement or (ii) the Old Operator set forth in the Operations Transfer Agreement, or if any representation or warranty of (y) the Seller under this Agreement or (z) the Old Operator under the Operations Transfer Agreement, shall have been materially breached or shall have been or become materially untrue;

(D)
by the Buyer pursuant to Sections 4.03, 4.07, 4.08 and 4.09
(E)
by the Buyer or the Seller, by delivery of written notice of such termination to the other Party, at any time after December 1, 2025, if the Closing has not occurred;

Upon any termination by the Buyer pursuant to Sections 8.01(A), (C), (D) and/or (E), the Good Faith Escrow shall be returned to the Buyer. Further, upon any termination by the Buyer pursuant to Section 8.01(C), the Seller shall also reimburse the Buyer and New Operator, as applicable for costs and expenses actually incurred by Buyer and New Operator in connection with this Agreement and the transactions associated herewith up to an aggregate of $150,000. Upon any termination by the Seller pursuant to Section 8.01(B), the Escrow Agent shall deliver the Good Faith Escrow to the Seller as liquidated damages. The Parties agree that it would be extremely difficult or impossible to determine the Seller’s actual damages and that the liquidated damages amount is a reasonable estimate thereof. Upon any termination by the Seller pursuant to Section 8.01(E), provided Buyer is not then in default under this Agreement, the Good Faith Escrow shall be returned to the Buyer.

8.02
Exclusive Pre-Closing Remedies and Rights. In the event of a breach of this Agreement prior to the Closing: (a) if the breach is by a Seller, the Buyer’s sole remedy before Closing is termination of this Agreement and the remedies set forth in Section 8.01, (b) if the breach is by the Buyer, the Seller shall be entitled to its termination rights pursuant to Section 8.01. The termination rights and remedies set forth in this Article VIII shall be the exclusive pre-closing remedies of the Parties.
ARTICLE IX.

INDEMNIFICATION
9.01
Survival. Except as set forth herein, all representations, warranties and covenants made in this Agreement shall survive the Closing for a period of eighteen (18) months. A Party must notify the other Party of any alleged breach of any such representation or warranty or obligation to comply with a covenant on or before the day preceding eighteen (18) months from the Closing Date, and no action or proceeding may be commenced against any Party for any breach of any such representation or warranty or failure to comply with a covenant after the eighteen (18) month period from the Closing Date; provided, however, that (i) the representations and warranties made in Sections 2.01, 2.02, 2.03, 2.04, 2.11, 2.17, 3.01, 3.02 and 3.03; (ii) indemnification obligations relating to Damages (as defined in Section 9.02) arising out of or resulting from Fundamental Representations (as defined in the Operations Transfer Agreement) (the representations in (i) and (ii) above, collectively, the “Fundamental Representations”) and (iii) indemnification obligations relating to Damages arising out of or resulting from fraud or intentional misrepresentation shall survive the Closing for three (3) years and provided further that indemnification obligations relating to Damages arising out of or resulting from Recapture Claims (as defined in the Operations Transfer Agreement) shall survive the full period of the applicable statute of limitations, and until all Claims asserted in connection therewith on or prior to the expiration of any such period have been finally resolved and satisfied in full.
9.02
Indemnification by the Seller. Subject to the terms herein, the Seller, shall indemnify, defend, and hold the Buyer and its respective officers, directors, employees, successors and assigns harmless from, against and with respect to any Claim, liability, obligation, loss, damage, assessment, judgment, cost or expense of any kind or character, including reasonable attorneys’ fees (the “Damages”) (whether absolute, accrued, contingent or otherwise), arising out of:
(A)
any breach of the Seller’s representations and warranties during their applicable survival period;
(B)
any failure by the Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement after the Closing Date;
(C)
the operation of the Real Property by Seller prior to Closing;
9.03
Indemnification by the Buyer. The Buyer shall indemnify, defend, and hold the Seller and its officers, directors, employees, successors and assigns harmless from, against and with respect to any Damages (whether absolute, accrued, contingent or otherwise), arising out of or in any manner incident, relating or attributable to:
(A)
any breach of any of the Buyer’s representations and warranties during their applicable survival period;
(B)
any failure by the Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement; and
(C)
the operation of the Real Property by Buyer subsequent to the Closing Date.
9.04
Indemnity Claims.
(A)
If any indemnity claim (an “Indemnity Claim”) is asserted by a Party as to which such Party may be entitled to indemnification hereunder, such Party (an “Indemnified Party”) shall notify (the “Claims Notice”) the other Party (an “Indemnifying Party”) required by the terms of this Agreement to indemnify the Indemnified Party within ten (10) Business Days; provided, however, the failure or delay by an Indemnified Party to give prompt notice of any Indemnity Claim (if given prior to the expiration of any applicable survival periods) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the Indemnity Claim, except to the extent that the Indemnifying Party can demonstrate actual material loss or prejudice as a result of such failure or delay.
(B)
The Claims Notice shall describe the Indemnity Claim and the specific facts and circumstances in reasonable detail, shall include copies of any notices received by Indemnified Party relating to such Indemnity Claim, and shall indicate the amount, if known, or an estimate, if possible, of Damages that have been or may be incurred or suffered.
(C)
The Indemnifying Party shall defend and may compromise (subject to the limitations set forth below) any Claim by a third Party (“Third Party Claim”), at its own expense and by its own counsel, who shall be reasonably acceptable to the Indemnified Party. The

Indemnified Party may participate, at its own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not compromise a Claim defended by the Indemnifying Party which would require the Indemnified Party to perform or take any action or to refrain from performing or taking any action or to pay any additional Persons in the future.
(D)
Notwithstanding anything in this Section 9.04 to the contrary, if an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding may affect it or its affiliates adversely other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).
(E)
If, within twenty (20) Business Days of the Indemnifying Party’s receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party has not notified the Indemnified Party that the Indemnifying Party will assume the defense, the Indemnified Party may assume control of the defense or compromise of such Indemnity Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys’ fees, shall be added to the damages associated with the Indemnity Claim. The Indemnified Party shall have the right to compromise such Indemnity Claim without the consent of the Indemnifying Party.
(F)
The Party assuming the defense of any Indemnity Claim shall keep the other Party reasonably informed at all times of the progress and development of the Party’s defense of and compromise efforts related to such Indemnity Claim and shall furnish the other Party with copies of all relevant pleadings, correspondence and other papers. In addition, the Parties shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim.
9.05
Indemnification Limitations
(A)
Seller shall have no obligation to indemnify the Buyer Indemnified Parties, and no indemnification claims shall be brought against Seller until the aggregate amount of damages under this Agreement or the Operations Transfer Agreement exceeds One Hundred Thousand dollars ($100,000), with such damages calculated without regard to any materiality qualification herein (the “Indemnification Basket”), at which point Seller will be obligated to indemnify the Buyer Indemnified Parties from and against all damages from the first dollar.
(B)
Seller shall have no obligation to indemnify Buyer Indemnified Parties, and no indemnification claims shall be brought against Seller under this Agreement or the Operations Transfer Agreement for damages in excess of One Million Sixty Thousand Dollars ($1,060,000) (the “Indemnification Cap”). For the avoidance of doubt, the aggregate indemnification liability of Seller, New Operator and Guarantor under this Agreement and the Operations Transfer Agreement may not exceed the Indemnification Cap. Notwithstanding the forgoing or anything in the Operations Transfer Agreement to the contrary, the Indemnification Cap and the

Indemnification Basket shall not apply to any indemnification obligations of the Old Operator, Seller, or Guarantor relating to, arising out of, or resulting from the Fundamental Representations (as defined in this Agreement) or Recapture Claims.
(C)
The Party to be indemnified may not assert a claim for indemnification based on a breach by the indemnifying Party of a representation or warranty or covenant if the Party to be indemnified had knowledge of such breach prior to the Closing.
9.06
Guarantee of the Seller’s Indemnification Obligations. As an inducement to the Buyer to enter into and consummate the transactions contemplated under this Agreement, the Guarantor, hereby, jointly, severally, absolutely, unconditionally, and irrevocably guarantees to the Buyer all indemnification obligations of the Seller under this Agreement provided that such guarantee shall be limited to $1,060,000 (the “Guarantee Cap” and collectively the “Guaranteed Obligations”). Notwithstanding the forgoing, the Guarantee Cap shall not apply to any indemnification obligations of the Guarantor, Seller or Old Operator relating to, arising out of or resulting from the Fundamental Representations and Recapture Claims. The Guarantor agrees that the performance of the Guaranteed Obligations by the Guarantor shall be a primary obligation. The Guaranteed Obligations shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that the Guarantor may have against Buyer, Seller or Old Operator. The Guarantor agrees that performance of the Guaranteed Obligations by the Guarantor shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by, any circumstance or condition (whether or not the Guarantor shall have any knowledge thereof), including, without limitation, (i) any voluntary or involuntary bankruptcy, assignment for the benefit of creditors, receivership, or similar events or proceedings with respect to the Seller or the Guarantor, as applicable, or (ii) any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of Guarantor or which otherwise might limit recourse against the Seller or the Guarantor, to the fullest extent permitted by law. For so long as this guarantee remains in effect, Guarantor shall not transfer, lease, assign, sell or convey substantially all of his, her or its assets or cease operating his, her, or its business in the ordinary course without the prior written consent of Buyer unless Guarantor is replaced with another guarantor to Buyer and New Operator’s reasonable satisfaction; provided, such replacement guarantor has a substantially similar net worth to Guarantor. Guarantor understands that Buyer is relying on this guarantee in entering into this Agreement.
ARTICLE X.

MISCELLANEOUS
10.01
Seller’s Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the Seller’s Knowledge or to the knowledge of the Seller, such knowledge shall be to the actual knowledge of Brent Morrison and and/or the knowledge Brent Morrison would have reasonably obtained in the performance of Brent Morrison’s duties as an officer of Seller.
10.02
Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii)

sent by recognized overnight courier, (iii) made by electronic mail, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Buyer:	Coosa Valley SNF Realty LLC 1777 Ave. of the States, #204 Lakewood, NJ 08701 Phone: 845.558.5784 Email: kblassberger@emeraldhcg.com
With a copy to:	Daniel Gottesman, Esq. Ice Miller LLP 600 Superior Avenue East, 13th Floor Cleveland, Ohio 44114 Daniel.Gottesman@icemiller.com
If to the Seller:	Regional Health Properties, Inc. Attn: Brent Morrison 1050 Crown Pointe Parkway, Suite 720 Atlanta, GA 30338 Email: Brent.Morrison@regionalhealthproperties.com
With a copy to:	David Gordon, Esq. Polsinelli PC 1201 W. Peachtree Street, Suite 1100 Atlanta, GA 30309 Email: dgordon@polsinelli.com

All notices, requests, consents and other communications hereunder shall be deemed to have been given: (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above; (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service; (iii) if made by electronic mail, at the time that delivery thereof has been acknowledged by electronic confirmation or otherwise; or (iv) if sent by registered or certified mail, on the third business day following the day such mailing is sent. The address of any Party herein may be changed at any time by written notice to the Parties. The attorneys for any Party hereto shall be entitled to provide any notice that a Party desires to provide or is required to provide hereunder.

10.03
Entire Agreement. This Agreement and the other Documents embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the other Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
10.04
Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

10.05
Assignment/Binding Effect. Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that the Buyer may (a) assign its right to receive the Transferred Assets to any one or more of its subsidiaries and (b) assign a collateral interest in this Agreement to one or more of its lenders, in each case without the consent of the Seller. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
10.06
Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.
10.07
Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Alabama without giving effect to the conflict of law principles thereof.
10.08
Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such arbitral tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such arbitral tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.
10.09
Interpretation. The Parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
10.10
Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.
10.11
Expenses. Each Party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.
10.12
Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

10.13
Counterparts. This Agreement may be executed in one or more counterparts, and by different Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterparts or signatures may be delivered by facsimile or electronic mail (in .pdf format), and any counterparts or signatures so delivered shall be deemed an original counterpart or signature for all purposes hereunder.
10.14
Jurisdiction and Venue. IN THE EVENT ANY DISPUTE BETWEEN THE PARTIES HERETO RESULTS IN LITIGATION, ALL SUCH ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE LITIGATED IN COURTS HAVING SITUS IN THE STATE WHERE THE FACILITY IS LOCATED OR THE UNITED STATES DISTRICT COURT FOR SUCH STATE. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH PARTY IN ACCORDANCE WITH THIS SECTION.
10.15
Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
10.16
Confidentiality. After the Closing, the Seller hereby agrees to hold in strict confidence all business and other information relating to the Transferred Assets and the Business and, except as otherwise required by law or as to information which becomes publicly available, not to disclose or otherwise reveal any such confidential information to any other person or entity without in each instance the prior written consent of the Buyer.
10.17
Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
10.18
Business Day. Business Day. Any reference in this Agreement to a “business day” or “Business Day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or Alabama State government as legal holidays and all days on which commercial banks in Alabama are required by law to be closed, and the following Jewish Holidays, with the dates of said holidays for 2025 set forth in parentheticals: Purim (March 14), Passover (April 13 - April 20), Shavuot (June 2 – June 3), “Nine Days” (July 25 – August 3), Rosh Hashanah (September 23 – September 24), Yom Kippur (October 2), and Sukkot (October 7 – October 13), Shemini Atzeres (October 14) and Simchas Torah (October 15). Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included. Any reference in this Agreement to a “day” or a number of “days” (other than references to a “business day(s)” or “Business Day(s)”) shall mean a calendar day or calendar days, provided that if the calendar day or last calendar day to perform any act or give any notice or approval shall fall on a calendar day that is not a Business Day, such act or notice may be timely performed or given on the next succeeding Business Day.
10.19
Schedules and Exhibits. All exhibits, appendices, schedules and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to that they are explicitly referenced. The parties shall provide the initial draft of the schedules contemplated in this Agreement within fourteen (14) days of the Effective Date and such schedules shall be deemed to modify the representations and warranties contained herein as of the Effective Date.

[signature page follows]

IN WITNESS WHEREOF, the Buyer and the Seller have each caused this Agreement to be executed by its duly authorized officer all as of the day and year first above written.

THE BUYER: Coosa Valley SNF Realty LLC, an Alabama limited liability company By:_____________________________________ Name: Yisroel Herzka Title: Authorized Representative
THE SELLER: Coosa Nursing ADK LLC, a Georgia limited liability company By:_____________________________________ Name: Brent Morrison Title: Authorized Signatory

GUARANTOR (solely with respect to Section 9.05):

Regional Health Properties, Inc., a Georgia corporation

By:_____________________________________

Name: Brent Morrison

Title: President & CEO

EXHIBIT A
DESCRIPTION OF THE LAND

EXHIBIT B
FORM OF WARRANTY DEED1

1 NTD: Seller’s counsel to propose form of deed

EXHIBIT C
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is entered into as of this [____] day of [____], 2025 (the “Effective Date”), by and between Coosa Nursing ADK LLC, a Georgia limited liability company (“Assignor”), in favor of [____], an [____] limited liability company (“Assignee”).

WHEREAS, Assignor, as seller, and Assignee, as purchaser, have entered into that certain [____], dated as of [____], 2025 (as amended, supplemented or otherwise modified, the “Purchase Agreement”); and

WHEREAS, under the Purchase Agreement, Assignor has agreed to assign to Assignee, and Assignee has agreed to accept and assume, any and all of Assignor’s respective right, title and interest in and to the intangible property included in the Transferred Assets (the “Intangible Property”).

NOW, THEREFORE, effective as of the Effective Date, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee as of the Effective Date, its respective right, title and interest in and to the Intangible Property.

Assignor hereby covenants that Assignor will, at no cost or liability to Assignor, and at any time and from time to time, upon written request therefore, execute and deliver to Assignee or Assignee’s successors, nominees and assigns any new or confirmatory instruments which Assignee or Assignee’s successors, nominees and assigns may reasonably request in order to fully confirm and vest in Assignee or Assignee’s successors, nominees and assigns any and all of Assignor’s respective right, title and interest in and to the Intangible Property free and clear of all liens and encumbrances except as otherwise provided in the Purchase Agreement including but not limited to any Permitted Exceptions.

Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Intangible Property on the Assignor’s part to be performed thereunder, arising or accruing from and after the Effective Date. Assignor agrees to remain liable for such liabilities and obligations arising or accruing prior to the Effective Date.

This Assignment shall be binding upon, and inure to the benefit of, the Assignor, the Assignee and their respective successors and assigns.

This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Alabama, without regard to the conflicts of laws principles thereof.

This Assignment (including the recitals to this Assignment which are incorporated herein) and the Purchase Agreement set forth the entire understanding and agreement of Assignor and Assignee. No amendment or modification to any terms of this Assignment, waiver of the obligations of Assignor or Assignee hereunder, or termination of this Assignment, shall be valid unless in writing and signed by Assignor and Assignee.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Assignment to be executed as of the day and year first written above.

ASSIGNOR: Coosa Nursing ADK LLC, a Georgia limited liability company By:_____________________________________ Name:___________________________________ Title:____________________________________
ASSIGNEE: [___________], a(n) [___________] By:_____________________________________ Name:___________________________________ Title:____________________________________

EXHIBIT D
BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made effective as of _________________, 2025, by Coosa Nursing ADK LLC, a Georgia limited liability company (the “Seller”), and ____________________________ (the “Buyer”).

RECITALS:

A.
The Seller and the Buyer have agreed to the sale by the Seller to the Buyer of certain assets on the terms and subject to the conditions set forth in that certain Asset Purchase Agreement dated as of _______________, 2025 (the “Asset Purchase Agreement”), by and among [_______________], the Seller and the Buyer. Each capitalized term used herein shall have the meaning ascribed to such term in the Asset Purchase Agreement.
B.
The Seller wishes to execute and deliver this Bill of Sale for the purposes of transferring to and vesting in the Buyer all right, title, interest and benefit in and to the Other Property (as defined in the Asset Purchase Agreement) (the “Assets”).

NOW THEREFORE, in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the terms of the Asset Purchase Agreement:

1.
Assignment. The Seller does hereby convey, transfer, assign and deliver to the Buyer, all of the Seller’s right, title, and interest in and to the Assets, free and clear of all liens, encumbrances, covenants, conditions, and restrictions except as otherwise provided in the Purchase Agreement including but not limited to any Permitted Exceptions.
2.
Further Assurances. The Seller hereby covenants and agrees to sign, seal, execute and deliver, or cause to be signed, sealed, executed and delivered and to do or make, or cause to be done or made, upon reasonable request by the Buyer, any and all agreements, instruments, papers, deeds, acts or things supplemental, confirmatory or otherwise, as may be reasonably required by the Buyer for the purpose of or in connection with acquiring, or more effectively vesting in the Buyer, or evidencing the vesting in the Buyer of, the Assets transferred, assigned or delivered hereby or hereunder.
3.
Effective Date and Conflicts. This instrument shall be effective on the Closing Date. In the event of any conflict between this Bill of Sale and the Asset Purchase Agreement, the Asset Purchase Agreement shall control.
4.
Governing Law. This Bill of Sale shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Alabama, without giving effect to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the Seller caused this Bill of Sale to be executed in its name by its officer thereunto duly authorized, as of the date written above.

Coosa Nursing ADK LLC, a Georgia limited liability company By:_____________________________________ Name:___________________________________ Title:____________________________________

EXHIBIT E
ESCROW AGREEMENT

[form to be obtained from title company]